Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Tiffany Kanaga +1.302.897.0668 kanaga_tiffany@elanco.com

Elanco General Counsel Michael-Bryant Hicks to Depart After Successful Company Stand-Up and Acquisition Completion

GREENFIELD, Ind. (February 22, 2021) Elanco Animal Health Incorporated (NYSE: ELAN) today announced the departure of executive vice president Michael-Bryant Hicks (“Hicks”). He joined Elanco in 2018 as General Counsel and Corporate Secretary to prepare the company for IPO, build the Legal department structure for the stand-alone company, and complete the successful acquisition of Bayer Animal Health.

“I am grateful to Hicks for his contributions to Elanco, providing the legal expertise we needed to successfully transform into a stand-alone animal health company while completing the industry’s biggest acquisition,” said Jeff Simmons, president and CEO at Elanco. “His skill set is unique, and I fully support his aspiration to lead other companies through the same type of dynamic transformation Elanco’s undertaken.”

Hicks will depart Elanco on March 2 and the process to backfill the role is currently underway.

“The last three years at Elanco have been some of the most rewarding in my career, with the opportunity to work alongside talented teammates and make significant contributions in the company’s formative years,” said Michael-Bryant Hicks. “I’m looking forward to taking this experience forward to help others navigate these same types of exciting opportunities.”

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG Pledges – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.